Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q4 2009 Optical Cable Earnings Conference Call

Event Date/Time: Jan. 29. 2010 / 2:00PM ET

CORPORATE PARTICIPANTS

Neil Wilkin

Optical Cable - Chairman, President & CEO

Tracy Smith

Optical Cable - SVP & CFO

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher - IR

CONFERENCE CALL PARTICIPANTS

Steven Bayern

Analyst

PRESENTATION

Operator

Good afternoon. My name is Maggie and I will be your conference operator today. At this time I would like to welcome everyone to the call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions) Thank you.

Mr. Siegel, you may begin.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good afternoon and thank you everybody for joining Optical Cable Corporation’s fourth quarter and fiscal year 2009 conference call. By this time everyone should have a copy of the earnings press release issued earlier today. If you don’t have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limit to, those factors set forth in detail in the forward-looking statement section of this morning’s press release. These cautionary statements apply to the contents of the internet webcast on occfiber.com as well as today’s call.

Now, I would like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable - Chairman, President & CEO

Thank you, Andrew and good morning — or good afternoon, everyone, excuse me. Joining me today at OCC’s offices in Roanoke is Tracy Smith, our Senior Vice President and Chief Financial Officer. On today’s call I will provide remarks regarding fiscal 2009. Tracy Smith will then review the fourth quarter and full year results for the three month and 12 month periods ending October 31, 2009 in additional detail. After Tracy’s remarks we will answer as many of your questions as we can.

I would like to note that during the Q&A session, we will—as we normally do—take questions from analysts and institutional investors. Additionally we will also answer questions, if any, from individual investors that were submitted prior to the call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call as we did for today’s call.

As we began our fiscal year, we expected that 2009 would be challenging due to the global economic recession. Some disagreed and forecasted an early economic rebound. Unfortunately, we were right. The severe economic recession led to a significant contraction of the enterprise cabling and connectivity market during 2009, negatively impacting our industry, our customers and Optical Cable Corporation. In response to external economic conditions beyond our control, OCC focused on those factors we can control, taking actions we believe will create long-term shareholder value. We listened to our customers. We cut our costs. We executed our strategy.

OCC finished fiscal year 2009 with positive cash flow from operations, positive earnings before interest, taxes, depreciation and amortization and a strong balance sheet, all despite the severe economic recession—and without compromising our long-term strategy. Further, we performed well relative to many competitors with respect to net sales, seizing the opportunity presented by the economic recession to improve market penetration in our largest product category, fiber optic cables.

During fiscal year 2008, we proved that the business model we had built generates significant cash and earnings when net sales climb above certain levels. A review of our quarterly results during fiscal year 2009 is telling. We saw much better bottom line results during quarters with relatively small increases in net sales. And by our fourth quarter we saw bottom line improvements on relatively lower net sales as we began to realize the benefits of cost reduction initiatives implemented earlier in the year, including workforce reductions of approximately 10%.

During fiscal year 2009, we continued to execute our strategy, building on the strong foundation we previously established. OCC acquired Applied Optical Systems, Inc. (or AOS for short) on October 31, 2009, the last day of our fiscal year. AOS is a designer, developer and manufacturer of top-tier specialty fiber optic connectors, certain copper connectors and connectivity solutions for military and harsh environment applications. The acquisition of AOS added a product set to OCC’s offering that is highly desired by customers in a number of our targeted markets—a product set that we refer to as Applied Interconnect Systems.

On October 31, 2009, we also merged our subsidiary SMP Data Communications with and into OCC, creating one entity. OCC acquired SMP Data Communications on May 30, 2008. The acquisition of SMP Data Communications added the enterprise connectivity product set to OCC’s offering—a product set that many of our customers have requested from OCC.

With many functional areas of OCC and SMP Data Communications already consolidated, the merger was the next logical step in the integration of our operations and product sets and it was consistent with our goal of seamlessly providing our products and solutions to customers under one name. Today, OCC has manufacturing, offices and warehouse facilities in three locations—OCC-Roanoke, OCC-Asheville and OCC-Dallas.

And OCC is now much more than a leading manufacture of the best fiber optic cables on the market. We are a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity products, which enable us to deliver unrivaled integrated solutions to our customers and end users—providing our customers with the entire range of products and solutions they need—with the top-tier quality they expect from Optical Cable Corporation.

As we look forward, we expect the first half of fiscal 2010 will continue to be challenging for two reasons. First, the business cycle of our industry often tends to lag the performance of the rest of the economy. Second, the acquisition and integration of new businesses can result in new challenges and expenses. However, these growing pains are worth enduring, as the continued execution of our strategy will create a stronger OCC and long-term shareholder value. By the second half of fiscal 2010, we believe we will see improved financial performance, as economic recovery begins to positively impact our markets.

Whatever fiscal year 2010 brings, OCC is in an enviable position in our industry, offering a range of products and solutions needed and asked for by our customers. Importantly, we have proven that our business model generates disproportionate returns as net sales increase, while fixed production costs and necessary expenses increase at a slower rate. During fiscal year 2009, we focused on those aspects of our environment we can control—taking those actions we believed will create long-term shareholder value. We listened to our customers. We cut our costs. We executed our strategy. And OCC is better and stronger because of it.

And now I’d like to turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our fourth quarter and fiscal year 2009 financial results.

Tracy Smith - Optical Cable - SVP & CFO

Thank you, Neil.

Consolidated net sales for fiscal year 2009 decreased 4% to $58.6 million from $61 million for fiscal year 2008. The sale of enterprise connectivity products, which were consolidated for the full year, accounted for $13 million of our consolidated net sales during fiscal year 2009.

These products, which were consolidated for only five months during fiscal year 2008 after the May 2008 acquisition of SMP Data Communications, accounted for $8 million of our consolidated net sales during fiscal year 2008. For fiscal year 2009, net sales to customers located outside of the United States decreased 20.3% compared to last year, while net sales to customers located in the United States increased 3.9% compared to last year. The global economic downturn has contributed to the decrease in net sales to customers located outside of the United States, particularly in areas of the world where the effect of the downturn is more profound, such as Latin America and Asia.

Consolidated net sales decreased 23.6% to $14.1 million for the fourth quarter of fiscal year 2009, compared to net sales of $18.4 million for the same period in fiscal year 2008. The sale of enterprise connectivity products accounted for $3.3 million of our consolidated net sales during the fourth quarter of fiscal year 2009 and accounted for $4.7 million of our consolidated net sales during the same period in fiscal year 2008.

Gross profit decreased 17.9% to $19.8 million for fiscal year 2009, compared to $24.2 million for fiscal year 2008. Gross profit margin decreased to 33.9% for fiscal year 2009, compared to 39.6% for fiscal year 2008. Gross profit decreased 29.6% to $4.8 million in the fourth quarter of fiscal year 2009, compared to $6.9 million for the same period in fiscal year 2008. Our gross profit margin decreased to 34.4% for the fourth quarter of fiscal year 2009, compared to 37.4% for the same period last year.

The primary reason for the decrease in our gross profit margin is the acquisition of SMP Data Communications in May of 2008. Specifically, our enterprise connectivity products have historically had gross profit margin percentages lower than the historical gross profit margins of our fiber optic cable products. The gross profit margin associated with the sale of enterprise connectivity products was 17.8% for fiscal year 2009, while the gross profit margin associated with fiber optic cable sales was 38.6% during the fiscal year 2009. Additionally, gross profit margin was negatively impacted further as a result of sales of lower volumes of both enterprise connectivity products and fiber optic cables due to the global economic downturn. This negatively impacts gross profit margin as certain manufacturing costs are spread over the lower sales volumes.

SG&A expenses increased to $22.3 million in fiscal year 2009 from $20.7 million in fiscal year 2008. SG&A expenses as a percentage of net sales were 38.1% in fiscal year 2009 compared to 33.8% in fiscal year 2008. The increase in SG&A expenses during fiscal year 2009 compared to last year was due primarily to the acquisition of SMP Data Communications in May of 2008, as a full year of SG&A expenses associated with the acquisition were consolidated in fiscal year 2009, compared to only five months of SG&A expenses associated with the acquisition being consolidated in fiscal year 2008. SG&A expenses also increased when compared to fiscal year 2008, due to SG&A expenses incurred by Centric Solutions, a start-up business acquired by us in August of 2008, to provide turnkey cabling and connectivity solutions for the datacenter market. SG&A expenses of Centric Solutions increased by approximately $1.1 million when compared to fiscal year 2008.

SG&A expenses for the fourth quarter of fiscal year 2009 decreased to $5.3 million compared to $6.8 million for the same period last year. SG&A expenses as a percentage of net sales were 37.9% for the fourth quarter of fiscal year 2009 compared to 36.8% for the same period in 2008. The decrease in SG&A expenses during the fourth quarter of fiscal year 2009 compared to the same period last year was primarily due to the decrease in certain employee related expenses associated with the financial results of fiscal year 2009 and an effort to monitor and control expenses due to the economic climate.

For fiscal year 2009, we reported a net loss of $1.9 million, or $0.34 per basic and diluted share, compared to net income of $2.2 million, or $0.36 per basic and diluted share, for fiscal year 2008. Contributing to the net losses during fiscal year 2009 were non-cash, non-recurring charges totaling $344,000 to write-off certain intangible assets associated with the SMP Data Communications acquisition and pre-tax losses of $1.6 million associated with the SG&A expenses of the start-up business we acquired a controlling interest in on August 1, 2008.

For our fourth quarter of fiscal year 2009, we reported a net loss of $90,000, or $0.01 per basic and diluted share, compared to a net loss of $10,000, or no earnings per basic and diluted share, for the same period last year. Contributing to the net losses during the fourth quarter of fiscal year 2009 were a non-cash, non-recurring $153,000 write-off of certain intangible assets associated with the SMP Data Communications acquisition and $446,000 associated with the pre-tax operating losses related to the start-up business we acquired a controlling interest in on August 1st of 2008.

In October 2008, we borrowed $2.3 million against our capital acquisitions term loan as a precautionary measure to ensure adequate cash flow for us due to uncertain economic conditions relative to the stability of the financial institutions of the United States at that time. In October of 2009, we repaid the $2.3 million capital acquisition term loan in full. Our revolving loan, which provides up to $6 million for our working capital needs, expires on February 28, 2010; however, we are engaged in active discussions with our current lender and other financial institutions to replace our existing revolving loan with a revolving loan with terms we believe will be appropriate for our current financing needs.

And with that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable - Chairman, President & CEO

Thanks Tracy. And, now, we’d be happy to answer as many of your questions as we can. Operator, if you’d please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from the line of Steven Barron.

Steven Bayern - Analyst

Yes. Could you comment on your buy back program please?

Neil Wilkin - Optical Cable - Chairman, President & CEO

Sure. We initiated a repurchase program for 5% of the stock back in March — I guess of 2007. The plan was to finish that buy back within about 12 months. What we’ve found is given the fact that we only purchased during what we would deem to be appropriate open windows — where no one would try to judge that we had traded during times of having inside information as well as the Security and Exchange Commission limits on specific volumes we are allowed to purchase and the method by which they purchase — it took quite a while to finish out that buy back program — the original buy back program, although not our first.

That program was finished out in October of 2009. And what we did is to establish an additional buy back program for an additional 5% of the shares. It was initiated — it was adopted by the Board of Directors in October. It was announced in November, and once we get into an open period, we have the opportunity as cash flow permits to buy back additional stock and that’s how that program works.

Steven Barron - Analyst

Okay. Thank you.

Operator

We are showing no further questions or comments at this time.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, this is Andrew. Unfortunately, there were no individual shareholder submitted questions in advance of today’s call. So I will turn it back to the operator and ask her to repeat the instructions and we’ll see if any other conference call participants would like to ask a question today.

Neil Wilkin - Optical Cable - Chairman, President & CEO

Okay, that’s fine.

Operator

(Operator Instructions) No questions or comments, sir.

Neil Wilkin - Optical Cable - Chairman, President & CEO

Okay. I would like to thank everyone for joining us on today’s call. As always, we appreciate your time, your questions and your interest in Optical Cable Corporation and look forward to talking to you on our next earnings call.

Operator

I would like to thank everyone for joining today’s conference. You may now disconnect.